      As filed with the Securities and Exchange Commission on May 27, 1999

                                                      Registration No. 333-65037
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         SUNSTONE HOTEL INVESTORS, INC.
             (Exact name of Registrant as specified in its charter)



                MARYLAND                               52-1891908
     (State or other jurisdiction of                (I.R.S. Employer
             Incorporation)                      Identification Number)



                               903 CALLE AMANECER
                         SAN CLEMENTE, CALIFORNIA 92673
                    (Address of Principal Executive Offices)



                             ----------------------



                                 ROBERT A. ALTER
                         SUNSTONE HOTEL INVESTORS, INC.
                               903 CALLE AMANECER
                         SAN CLEMENTE, CALIFORNIA 92673
                                 (949) 369-4000
               (Name and address of Agent for Service of Process)



                             ----------------------



                                   Copies to:
                              ROGER M. COHEN, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                               38 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 790-6300



                             ----------------------





        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.



        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]



        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                         SUNSTONE HOTEL INVESTORS, INC.

                    447,000 WARRANTS TO PURCHASE COMMON STOCK
                         447,000 SHARES OF COMMON STOCK

                              ---------------------


        This Prospectus relates to the issuance of warrants (the "Warrants") to purchase up to 447,000 shares of common stock, par value $.01 per share ("Common Stock"), at prices ranging from $9.50 to $16.63 per share (the "Warrant Shares", together with the Warrants, the "Offered Securities"), of Sunstone Hotel Investors, Inc. a Maryland corporation ("Sunstone" or the "Company"). The Warrants have an expiration date of September 24, 2003.



        The Company is a self-administered equity real estate investment trust that owns luxury, upscale and mid-price hotels located primarily in the Pacific and Mountain regions of the western United States. The hotels operate under nationally recognized franchises, including brands affiliated with Marriott International, Inc., Bass Hotels and Resorts, Hilton Hotels Corporation and Promus Hotel Corporation. The Warrants have been issued under the Company's 1994 Stock Incentive Plan (the "Option Plan") to Messrs. Robert Alter, the Chief Executive Officer and Chairman of the Company, and Charles Biederman, the Executive Vice President and Vice Chairman of the Company, in consideration for their surrender of options to purchase an aggregate of 447,000 shares of Common Stock previously granted to such individuals under the Option Plan. Such options were intended to provide a source of funding for the obligations of Messrs. Alter and Biederman to support stock appreciation rights ("SARs") granted by Sunstone Hotel Properties, Inc. (the "Lessee") to its employees under its 1996 Stock Appreciation Rights Plan ("SAR Plan"). The SAR Plan will be terminated by the Lessee and the holders of outstanding SARs will be given an opportunity to surrender such SARs in exchange for an assignment from Messrs. Alter and Biederman of the Warrants. The Warrants will become exercisable on October 25, 1999. The Company will not receive any cash proceeds from the issuance of the Warrants, but will receive the cash proceeds of all shares of Common Stock purchased upon exercise of the Warrants.




        The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "SSI." On May 24, 1999, the last reported sale price of Common Stock on the NYSE was $9.3125 per share. To ensure compliance with certain requirements related to the Company's qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, the Company's Articles of Incorporation limits the number of shares of Common Stock that may be owned by any single person or affiliated group to no more than 9.8% of the outstanding shares of Common Stock (the "Ownership Limitation") and restricts the transferability of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT. See "Risk Factors -- Limitation on Acquisition and Change in Control" and "Description of Common Stock -- Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws."



        SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.


               ---------------------------------------------------



                     THESE SECURITIES HAVE NOT BEEN APPROVED
                 OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


              ----------------------------------------------------




                  The date of this prospectus is May __, 1999.

                              AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp. Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company, and the address is http://www.sec.gov. The Company's Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information concerning the Company and the Offered Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained as described above.



                            ------------------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents, which have been filed with the Commission, are hereby incorporated by reference:


                1. Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1998. The discussion regarding the proposed acquisition of the Company and related legal proceedings commencing on page 6 of this Registration Statement should be read in conjunction with the Company's consolidated financial statements included in such Annual Report on Form 10-K;



                2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;



                3. Current Report on Form 8-K filed with the Commission on April 8, 1999; and


                4. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on June 26, 1995; and on Form 8-A/A, filed with the Commission on July 19, 1996.

        In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents"; provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing by the Company of any subsequent Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.


        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Sunstone Hotel Investors, Inc., 903 Calle Amanecer, San Clemente, California 92673,
Attention: Secretary (telephone: (949) 369-4000).

                               PROSPECTUS SUMMARY


        The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere herein or incorporated by reference herein. Unless the context otherwise indicates, all references herein to the "Company" include Sunstone Hotel Investors, Inc. and the Sunstone Hotel Investors, LP (the "Partnership"). This Prospectus, including the Incorporated Documents, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in any such forward-looking statements. Certain factors that might cause such a difference are discussed in the sections entitled "Risk Factors" commencing on page 6 of this Prospectus and in certain of the Incorporated Documents. The Company cautions the reader, however, that the factors discussed in those sections may not be exhaustive.


                                   THE COMPANY


        The Company is a self-administered, equity real estate investment trust ("REIT") that, through its 94.8% ownership interest in Sunstone Hotel Investors, LP, owns and leases luxury, upscale and mid-price hotels located primarily in the Pacific and Mountain regions of the western United States (the "Primary Region"). The hotels operate primarily under national franchises that are among the most widely recognized in the lodging industry, including brands affiliated with Marriott International, Inc., Bass Hotels and Resorts, Hilton Corporation and Promus Hotel Corporation.



        The Company's growth strategy is to maximize shareholder value by (i) acquiring underperforming and undercapitalized hotels that are in strong market locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, repositioning and rebranding the hotels, and through the implementation of focused sales and marketing programs.



        The Company was incorporated as a Maryland corporation in 1995 and is structured as a REIT. The Company's principal executive offices are located at 903 Calle Amanecer, San Clemente, CA 92673, and its telephone number is (949) 369-4000.



         The Company leases its hotels to the Lessee pursuant to separate percentage leases (the "Percentage Leases") which provide for rent payments equal to the greater of (i) fixed based rent and (ii) percentage rent based on room revenues, Lessee's food and beverage revenues and sublease and concession rentals. The Lessee is owned by Mr. Alter, Chief Executive and Chairman of the Company (80%), and Mr. Biederman, Executive Vice President and Director of the Company (20%). The Lessee has entered into a management agreement pursuant to which all of the hotels it leases from the Company are managed by Sunstone Hotel Management, Inc. (the "Management Company"), of which Mr. Alter is the sole shareholder.


                                 THE TRANSACTION


        The Lessee adopted the SAR Plan in 1996 for the benefit of its employees. Under the SAR Plan, the Lessee's employees were granted SARs with an exercise price tied to the fair market value of the Company's Common Stock on the date of grant of the SAR. A SAR entitles the holder, to the extent vested in the SARs, to exercise the SAR and receive from the Lessee a cash payment equal to the excess of the fair market value of the Common Stock on the date of exercise over the SAR exercise price. Messrs. Alter and Biederman agreed to contribute in cash, in the 80%/20% proportion reflecting their respective ownership interests in the Lessee, the amount necessary to enable the Lessee to pay the amounts due to the Lessee's employees upon exercise of their SARs, to the extent the Lessee did not otherwise have sufficient cash available to meet such obligation. In consideration for their services to the Company, the Company granted Messrs. Alter and Biederman options under the Option Plan to purchase up to an aggregate of 447,000 shares of Common Stock (the "SAR Support Options") at prices ranging from $9.50 to $16.63 per share to provide Messrs. Alter and Biederman with a source of cash to fund this obligation to the Lessee.

        The Lessee has determined that it is in its best interests to terminate the SAR Plan because of the negative impact on its financial statements caused by the appreciation in the fair market value of the Company's Common Stock over the SAR exercise prices, which is treated as compensation expense to the Lessee. To continue to incentivize current SAR holders, however, Messrs. Alter and Biederman have agreed to assign them warrants to purchase the Company's Common Stock ("Warrants") to replace the SARs, which the SAR holders will be requested to surrender to the Lessee for cancellation. The Company has agreed to issue to Messrs. Alter and Biederman the Warrants in exchange for the surrender of their outstanding SAR Support Options. Messrs. Alter and Biederman have agreed to the surrender for cancellation of the SAR Support Options as they will no longer be necessary.



        The exercise price for each Warrant issued to Messrs. Alter and Biederman is the same exercise price as applied under the SAR Support Option which such Warrant replaces and accordingly ranges from $9.50 to $16.63 per share. Each Warrant has an expiration date of September 24, 2003.



        Upon assignment of the Warrants by Messrs. Alter and Biederman to the SAR holders, the Warrant Shares purchasable upon exercise of each such Warrant may be subject to repurchase by the assignors (in the ratio of 80% by Mr. Alter and 20% by Mr. Biederman), at the Warrant exercise price paid per share, in the event the assignee terminates service with the Lessee prior to vesting in the Warrant Shares. Such repurchase right will lapse and the assignee will vest in the Warrant Shares in installments over the assignee's continued period of service with the Lessee. The installment schedule and the other provisions regarding the repurchase right of Messrs. Alter and Biederman will be set forth in an agreement entered into in connection with the assignment of the Warrants.



        The number of Lessee's employees who currently hold outstanding SARs and are therefore entitled to receive an assignment of the Warrants is approximately 96.

                               RECENT DEVELOPMENTS



PROPOSED ACQUISITION OF THE COMPANY



        On April 5, 1999, the Company received an offer by SHP Acquisition, LLC ("SHP Acquisition"), formed by Robert A. Alter, certain management personnel of the Lessee and Westbrook Funds III. The Lessee leases and operates each of the Company's 56 hotels and is owned by Robert A. Alter, Chairman, President and Chief Executive Officer of the Company and Charles L. Biederman, Vice Chairman and Executive Vice President of the Company. Westbrook Partners LLC is a New York based real estate opportunity fund, an affiliate of which is a 9.6% stockholder in the Company, whose managing principal, Paul Kazilionis, is a director of the Company. The acquisition proposal is for all of the common stock of the Company at $9.50 to $10.00 in cash per share. Under this proposal, the holders of outstanding units in the Partnership other than the Company ("Units") would receive, at their option, either cash in an amount per Partnership unit equal to the cash price per common share or redeemable perpetual preferred units in the Partnership having a face value equal to the cash price. The Company's 7.9% Class A Preferred Stock would be redeemed in accordance with its term of a cash amount equal to its liquidation preference plus accrued and unpaid dividends. The acquisition proposal is subject to certain conditions, including due diligence review of the Company and obtaining the necessary financing.



        In response to the acquisition proposal, the Company formed a Special Committee of the Board of Directors, comprised of all the independent members of the Board of Directors, to study the proposal and consider the Company's alternatives. The Special Committee has appointed Goldman, Sachs & Co. to act as its independent financial advisor to evaluate the proposal made by SHP Acquisition and to review the Company's strategic alternatives. The Special Committee also appointed the law firm of Altheimer & Gray to act as its independent legal advisor. The Special Committee and its advisors are currently in the process of considering the acquisition proposal and the Company's alternatives.



        In connection with the proposed acquisition, eight lawsuits have been filed naming the Company, certain directors and officers of the Company and other parties as defendants. The factual basis alleged to underlie all eight lawsuits are essentially identical. Substantively, they assert that Robert A. Alter, Charles L. Biederman and Paul Kazilionis, in conjunction with Westbrook Partners, LLC (and other purported Westbrook affiliated entities), SHP Acquisition and the Lessee, have offered an unfair buyout price for the outstanding shares of the Company. Plaintiffs in each of these lawsuits purport to seek both injunctive relief and damages on behalf of the purported class based upon these allegations.




        Management is unable to determine whether these lawsuits will have a material adverse effect on the Company's financial position or results of operations. Management's current intentions are to defend the actions vigorously.


                                  RISK FACTORS


DISTRIBUTION OF SUBSTANTIALLY ALL CASH AVAILABLE FOR DISTRIBUTION



        Our hotels generate cash flow in the form of rent we receive from the Lessee, the entity that leases and operates our hotels. The Lessee's rent is tied to hotel operating performance and consists of base rent and rent that is a percentage of certain hotel revenues. In addition, we also have cash available from our credit facility with certain lenders (led by Bank One of Arizona, N.A., as agent bank) (the "Credit Facility") with a maximum commitment of $350.0 million with the actual availability based on our assets and financial performance. We also have been able to raise cash by issuing equity securities in the public markets. We use these three sources of cash -- from hotel operations, from borrowings and from sales of stock -- to fund our acquisition of hotels, renovation of hotels, recurring capital expenditures, operating expenses and the payment of dividends to our shareholders. Because of the recent conditions in the capital markets, it is currently difficult for many companies, especially REITs, to raise capital by issuing debt or equity securities. Therefore, we are more dependent on our cash flows from hotel operations and from our Credit Facility to fund our obligations. During the three months ended March 31, 1999, we paid out approximately $11.8 million in distributions to our stockholders and minority interests which was approximately 84% of our $14.0 million of funds from operations. If our operating cash flows decreased or our availability under the Credit Facility were reduced, it would be necessary for us to reduce future acquisitions, defer or reduce the scope of renovations or capital expenditures, sell assets (including hotels) or to reduce our dividends paid to shareholders.


TOTAL DEPENDENCE ON THE LESSEE AND PAYMENTS UNDER THE PERCENTAGE LEASES


        Because of our status as a REIT, we are prohibited from operating hotels and must lease them to the Lessee or other third parties. Our ability to pay dividends to our shareholders depends on our Lessee's ability to generate sufficient revenue to pay percentage rent required under the Percentage Leases. We chose the Lessee because Messrs. Alter and Biederman, who own the Lessee, were involved in the management of certain hotels contributed as part of our initial public offering ("IPO") in 1995, and are motivated to maximize percentage rent paid under the Percentage Leases through their financial and ownership interests in us.



        The Lessee has incurred significant losses since its inception in 1995. At March 31, 1999, the Lessee's stockholders' deficit amounted to $9.7 million. At March 31, 1999, the Lessee's rent payable to the Company amounted to $12.3 million. Also at March 31, 1999, the Lessee's current liabilities exceeded its current assets by $9.1 million. The ability of the Lessee to fund its daily operations and continue to remain current on its substantial rent obligation to the Company is a result of the original terms under the Percentage Leases, for the payment of rent to the Company, which allow monthly base rent to be paid in arrears and monthly percentage rent to be paid within 45 days after the respective month-end. There can be no assurances, however, that the Lessee will continue to make its rent payments in a timely fashion.



        According to the Lessee, the losses are due to several factors, including:



        o the substantial number of renovations we undertook adversely affected occupancy rates and revenues at the hotels;



        o       renovations caused greater revenue losses than expected; and



        o       poorer performance at certain hotels than expected.



        There can be no assurance that the Lessee will generate adequate operating cash flows to meet its obligations. Other than its cash flow generated by operating the hotels, the Lessee has no financial resources or other assets to pay its operating obligations or its rent under the Percentage Leases. Messrs. Alter and Biederman have pledged a subordinated interest in 481,955 Units to secure the Lessee's obligations under the Percentage Leases. However, if the Lessee defaults under the Percentage Leases, the value of these Units and other assets of the Lessee will be insufficient to satisfy our claims against the Lessee.



RISKS RELATED TO DEVELOPMENT AND RENOVATION OF HOTELS



        Subject to obtaining adequate capital resources, we intend to continue our growth strategy of acquiring hotels needing substantial renovation or redevelopment. This strategy creates significant risks including the following:



        o We may continue to incur significant renovation and construction cost overruns and time delays due to:



        o       labor shortages;



        o       changes in the scope of a project;



        o       requirements imposed by local building inspectors;



        o       discovery of defects in the building once renovation has begun;
                and



        o compliance with the Americans with Disabilities Act of 1990, which may require expensive modifications to existing hotels to bring them into compliance.

        o We may purchase a hotel or contract to acquire a hotel (after a third party completes construction) when market conditions are favorable but then face deteriorated local demand for hotel rooms when the hotel is available for occupancy resulting in revenues that are less than projected;



        o We may complete our renovation after significant delays reducing the amount of revenues expected to be received during the delay period; and



        o We may spend more than budgeted for a renovation project reducing our anticipated return on the investment.


CONFLICTS OF INTEREST BETWEEN THE COMPANY AND CERTAIN OFFICERS AND DIRECTORS


        The relationship among Mr. Alter and Mr. Biederman, the Lessee, the Management Company and us creates several inherent conflicts of interest that may result in decisions being made by our management that are not in the best interests of our stockholders. The most significant conflicts of interest include the following:



        o As the owners of the Lessee, Mr. Alter and Mr. Biederman will benefit from any profits the Lessee may generate from the operation of the hotels and retain for itself, even though under an agreement, Messrs. Alter and Biederman have agreed to reinvest the Lessee's profits (net of tax liabilities) in additional units or retain the profits as security for future rent payments.



        o As the owner of the Management Company, Mr. Alter is entitled to the profits of the Management Company, which receives from the Lessee management fees (1% to 2% of gross revenues of the hotels) and reimbursements for certain accounting expenses.



        o The Percentage Leases generally require us to pay a termination fee to the Lessee if we elect to sell a hotel and not replace it with a Percentage Lease for another hotel. As a result, our decisions about which hotels to sell may be influenced by the conflict of interest of Messrs. Alter and Biederman who, as owners of the Lessee, would benefit from the termination fee.



        o In connection with our IPO, Messrs. Alter and Biederman contributed tax free certain hotels that had a tax basis less than their fair market value. Significant taxable gains that would arise if we were to sell these hotels would be specifically allocated to Messrs. Alter and Biederman. Further, in order to prevent adverse tax consequences to Messrs. Alter and Biederman, we must maintain mortgage debt at certain minimum levels. Because of these conflicts, our decisions concerning whether to sell certain hotels or to incur or repay debt will be influenced by the tax consequences for Messrs. Alter and Biederman.



        o We did not negotiate the Percentage Leases on an arm's length basis with the Lessee. The base rent, percentage rent and the economic terms of each Percentage Lease are determined by us and approved by the Lessee based on historical financial data and projected operating and financial data for each hotel. See "Total Dependence on the Lessee and Payments under the Percentage Leases."


RELIANCE ON MR. ALTER AND OTHER KEY PERSONNEL


        Our success depends in large part upon our ability to attract and retain highly qualified personnel. Further, because our sole source of operating revenue is base and percentage rent paid by the Lessee, our success is also dependent on the Lessee's management's ability to effectively operate the hotels. Competition for qualified employees for us and the Lessee is extremely intense and there is no assurance that we or the Lessee can attract and retain qualified employees. In particular, we substantially rely on the hotel and real estate knowledge and experience and continuing services of Mr. Robert Alter, our Chairman, Chief Executive Officer and President. Our inability (or the Lessee's) to attract and retain qualified employees could negatively affect our ability to generate revenues and pay distributions to our shareholders.

INVESTMENT CONCENTRATION IN SINGLE INDUSTRY



        Our investment strategy is to focus exclusively on acquiring and owning hotels. This strategy concentrates all our investment in a single industry and therefore does not diversify our sources of revenues. As a result, a downturn in the hotel industry will have a greater impact on our revenues and funds from operations than if we had a diversified portfolio of properties. In addition, because we have focused on the western United States and in the luxury, upscale and mid-price segments of the hotel industry, economic or other conditions that affect this geographic region or these segments may disproportionately impact us.



FAILURE TO REALIZE BENEFITS OF RECENT ACQUISITIONS



        We have grown rapidly since our IPO. This growth has required us, and, to a greater extent, the Lessee to develop scaleable operating systems, develop construction management procedures and systems and other procedures and systems to operate our multi-state hotel portfolio. If we, or the Lessee, fail to effectively integrate the acquired hotels into our operating systems, then we will not achieve the expected benefits of the acquisition.



        The revenues generated by the hotels we acquire are used to pay the debt service on the funds we borrow to fund these acquisitions. If the acquired hotels do not generate sufficient cash flow to fund debt service on the money borrowed to purchase those hotels, we will be required to service the debt with cash flows from other hotels which might adversely affect our cash available for other purposes, including distributions to our shareholders.


FAILURE TO MAINTAIN REIT STATUS


        We intend to operate so as to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As long as we qualify for taxation as a REIT, with certain exceptions, we will not be taxed at the corporate level on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including requirements as to the nature of its income and assets, distribution requirements, diversity of stock ownership requirements and record-keeping requirements. We intend to satisfy all of these requirements for treatment as a REIT. It is possible that we may fail to satisfy one or more of these requirements. Failure to qualify as a REIT would render us subject to tax on our income at regular corporate rates and we could not deduct distributions to our shareholders. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property.



        In order for us to be taxed as a REIT, the Partnership must be classified as a partnership for federal income tax purposes. If the Partnership were to be taxable as a corporation, because our ownership interest in the Partnership constitutes more than 10% of the Partnership's voting securities and exceeds 5% of the value of our assets, we would cease to qualify as a REIT. The imposition of corporate income tax on us and the Partnership would substantially reduce the amount of cash available for distribution to our shareholders.


OWNERSHIP LIMITATION


        In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (which includes certain entities). Furthermore, if any shareholder or group of shareholders of the Lessee owns, actually or constructively, 10% or more of our stock we would likely lose our REIT status. To protect our REIT qualification, our Articles of Incorporation prohibit direct or indirect ownership of more than 9.8% of the outstanding shares of our stock by any person or group. Generally, the capital stock owned by affiliated owners will be aggregated for purposes of this ownership limitation. Subject to certain exceptions, any stock subject to a purported transfer that would prevent us from continuing to qualify as a REIT will be designated as "Shares-in-Trust" and transferred automatically to a trust effective on the day before the purported transfer of such stock. The record holder of the common or preferred stock that are designated as Shares-in-Trust will be required to submit such number of shares of stock to the trust and the beneficiary of the trust will be one or more charitable organizations that are named by us.

INABILITY TO RETAIN EARNINGS


        In order to qualify as a REIT, we generally are required each year to distribute to our shareholders at least 95% of our net taxable income (excluding any net capital gain). In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income for that year, and (iii) any undistributed taxable income from prior periods. We intend to continue to make distributions to our shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between taxable income and cash available for distribution to our shareholders due to the seasonality of the hospitality industry could require us to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.



THE COMPANY MAY NOT BE ABLE TO CONTINUE ITS EXTERNAL GROWTH RATE



        Our growth strategy has been to acquire underperforming and undercapitalized hotels located in strong markets where we believe significant barriers to entry exist. We then seek to improve the hotels' financial performance by renovating, redeveloping, and repositioning the hotels and requiring the Lessee to implement a focused sales and marketing program. The current conditions in the equity and debt capital markets limit our ability to access new capital on favorable terms. Without additional capital to fund acquisitions we will not be able to continue to acquire additional hotels. We anticipate that our acquisition activity will diminish significantly for the remainder of 1999. Accordingly, we cannot assure you that our external growth rate will equal or exceed our recent historical external growth rate.



ENVIRONMENTAL RISKS



        Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of or the failure to properly remediate hazardous substances may adversely affect occupancy of a contaminated hotel property, the ability to operate hotels, and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous waste on a property could result in personal injury or similar claims or lawsuits.



        Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. The obligation to pay for these costs or our inability to pay for such costs, could adversely affect our operating costs and the value of our properties.



        Phase I environmental site assessments have been obtained on all of our owned properties. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which an owner may be responsible and to assess the status of environmental regulatory compliance. None of the environmental site assessments revealed any environmental condition, liability or compliance concern that we believe would have a material adverse affect on our business, assets or results of operations. Nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities or compliance concerns that arose at a property before or after the related review was completed.


REAL ESTATE INVESTMENT RISKS IN GENERAL


        Each of our hotels are subject to a variety of risks associated with real estate ownership. Some of these risks include:



        o       Changes in national and local economic conditions;

        o       Changes in interest rates;



        o       Changes in costs of, or terms of, loans from lenders;



        o       Changes in environmental laws;



        o The ongoing requirement to make capital improvements, repairs or maintenance;



        o       Changes in the tax rates or laws;



        o       The continuing requirement to pay operating expenses;



        o       Changes in governmental requirements or zoning laws;



        o Occurrences beyond the control of an owner, such as natural disasters like earthquakes and weather, civil unrest or so-called "acts of God;"



        o The possibility of unexpected, uninsured or under-insured losses; and



        o Condemnation by a government agency seeking to use a property for a public purpose.



        Risks such as those listed above, and other risks which may occur from time to time, may adversely affect our profit from the property because they cause increased costs, expenses, liabilities, restrictions and operational delays. Such risks may also affect the price we may obtain on a sale of a property or whether the property can be sold at all.



UNINSURED AND UNDER-INSURED LOSSES



        We carry comprehensive policies of insurance for our hotels which include liability for personal injury, property damage, fire and extended coverage. We believe the coverage we carry is typical and customary for owners of hotels such as ours. Even though we carry the insurance referenced above, certain losses may be uninsurable by virtue of the type or amount of loss. Losses which result from catastrophes, such as hurricanes, tornadoes, earthquakes, floods or so-called "acts of God," may fall within that category. More than half of our hotels are located in California and the Pacific northwest, an area which is subject to a high degree of seismic activity and risk. Although we carry earthquake insurance for our hotels, there is no assurance that such insurance will be available in the future under terms and amounts which are sufficient to provide adequate protection. It also could be possible that the current insurance coverage we carry would not be sufficient to pay the full market value or replacement cost of an affected hotel with a resulting loss of our entire investment. Therefore, a possibility does exist for substantial uninsured or under-insured losses as a result of an earthquake.



        Other factors also affect whether a loss is uninsured or under-insured and may include inflation, changes in law or environmental contamination. Such factors may affect whether insurance proceeds received by us are adequate to restore our entire investment in the property. Factors such as these may also make it impractical to use insurance proceeds to replace or repair our property after it has been damaged or destroyed.



BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE



        Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt and make distributions to our shareholders.



OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES



        We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, REIT shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our publicly traded securities.



YEAR 2000 ISSUE



        The term "Year 2000 issue" is a general term used to describe the complications that may be caused by existing computer hardware and software that were designed by the respective manufacturers without consideration of the upcoming change in the century. Many computer systems recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. If not corrected, computer systems may fail or create erroneous results which could have significant negative operational and financial consequences. We have adopted a Year 2000 Compliance Program (the "Compliance Program") to minimize disruptions to our business which could be caused by computer system error or failure. These computerized systems include information and non-information technology systems and applications, as well as, financial and operational reporting systems. For discussion of the Company's and the Lessee's efforts to address the Year 2000 issue and the related Compliance Program. See "Year 2000 Issue" elsewhere herein.



        There can be no assurances that our Compliance Program will be properly and timely completed, and failure to do so could have a material adverse effect our business operations and financial condition. We cannot predict the actual effects of the Year 2000 issue on our business operations and financial condition. The actual effects may be impacted by: (i) whether significant third parties properly and timely address the Year 2000 issue; and (ii) whether broad-based or systemic economic failures may occur. We are also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and errors or failures in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 issue and our dependence on third parties, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on us. Our Compliance Program is expected to significantly reduce the level of uncertainty about the Year 2000 issue and we believe that the possibility of significant interruptions of normal operations should be reduced.



MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR PUBLICLY TRADED SECURITIES



        One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, the higher market interest rates could cause the market price of our publicly traded securities to go down.



HOTEL INDUSTRY RISKS



        Operating Risks. In addition to the investment risks associated with investing all of our resources in the hotel industry, we face operating risks associated with hotels. These risks include, among others, the following:



        o Competition for customers at our hotels from other hotels, many of which are owned by competitors who have significantly greater financial resources and marketing power and therefore compete with our hotels;



        o The risk of loss of market share in areas in which overbuilding occurs and adversely affects occupancy, average daily room rate ("ADR") and revenue per available room ("REVPAR");

        o Erosion of operating margins arising from an increase in operating costs due to inflation or other factors that may exceed increases in REVPAR;



        o Dependence on demand for our accommodations from both business travelers, commercial travelers and tourism, each of which may be affected in different markets by different economic factors;



        o Strikes and other labor disturbances by the Lessee's employees which would seriously disrupt the Lessee's ability to provide services to hotel guests;



        o The deterioration of economic conditions either generally or in particular markets in which our hotels are located causing a reduction in demand for our accommodations.



        The Lessee's operating results at our hotels are directly affected by the factors described above and a significant decrease in operating revenues by the Lessee will adversely affect the Lessee's ability to make payments of rent under the percentage leases. Any reduction in such rent will reduce our cash and could adversely affect our ability to make distributions to our stockholders.



        Seasonality of Hotel Business and Our Hotels. The hotel industry in general is seasonal with certain periods generating greater revenues than others. In particular, our revenues are greater in the second and the third quarters than in the first and the fourth quarters. In addition, winter weather in the markets in which our hotels operate can severely impact the operating results of particular hotels. The Lessee's revenues can vary significantly from quarter to quarter. It is possible that the significant fluctuation of revenues in a particular quarter due to weather or other factors could cause us to earn less percentage rent than we had originally anticipated which could have an adverse effect on our ability to make distributions to our stockholders.



        Increased Competition from Overbuilding. The hotel industry has historically experienced cycles of overbuilding in certain geographic markets and product segments. This overbuilding increases competition for hotel guests, resulting in lower occupancies and lower ADRs thereby reducing revenues of the hotels effected by the increased competition. While our investment strategy is to acquire underperforming hotels in markets where we believe there are significant barriers to entry, we can give no assurance that the current hotel development activities, particularly in the limited service segment, will not create additional significant competition for our hotels. This increased competition would reduce the revenues generated by the Lessee at the effected hotel, thus reducing percentage rent we receive and therefore potentially adversely effecting our distributions to our stockholders.



        Impact of Increased Operating Costs and Capital Expenditures. Our hotels need to be periodically renovated and furniture, fixtures and equipment replaced in order to remain competitive in their markets and to comply with the terms of franchise agreements under which our hotels are operated. Under our Percentage Leases, we are obligated to make available to the Lessee for periodic refurbishment of furniture, fixtures and equipment an amount equal to four percent (4%) of the room revenues of each hotel. Our ability to fund these and other capital expenditures including periodic replacement of furniture, fixtures and equipment will depend in part on the financial performance of the Lessee and our hotels. If these expenditures exceed our estimates, then the increased costs would adversely effect the cash available for other purposes such as making distributions to our stockholders. Alternatively, if we fail to make these expenditures, we may adversely effect the competitive position of the hotels and have an adverse effect on occupancy rates, ADRs and REVPAR. In certain instances, our failure to make certain capital expenditures may constitute a default under the applicable franchise agreement.



RISKS OF OPERATING UNDER FRANCHISE AGREEMENTS



        Of our 56 hotels, 54 are operated under franchise agreements with national franchisors. The Lessee is the franchisee and is responsible for complying with the franchise agreements. Under these arrangements, a franchisor provides marketing service and room reservations and certain other operating assistance, but requires the Lessee to pay significant fees as well as maintain the hotel in a certain condition. If the Lessee fails to maintain these required standards or we fail to make required capital expenditures (or to fund the Lessee's expenditures) then there may be a termination of the franchise agreement and possible liability for damages. If the Lessee were to lose a franchise on a particular hotel, it could have a material adverse effect upon the operation, financing or value of that hotel due to the loss of the franchise name, marketing support and centralized reservation system. In addition, adverse publicity affecting a franchisor could reduce the revenues we receive from the hotels subject to such franchise. Any loss of revenues by the Lessee at a hotel because of loss of the franchise agreement would adversely effect the Lessee's ability to pay rent and could effect our ability to make distributions to our stockholders.



OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING



        Our Articles of Incorporation limits consolidated indebtedness to 50% of our investment in hotel properties, at cost on a consolidated basis, after giving effect to our use of proceeds from the indebtedness. As of March 31, 1999, our ratio of debt to total investment in hotel properties and other real estate investments was approximately 42%. Our Credit Facility has further restrictions on the amount of Company indebtedness. The degree of leverage could have important consequences to our stockholders, including, effecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes including the payment of distributions and could make us more vulnerable to a downturn in business or the economy.



                                 YEAR 2000 ISSUE



GENERAL



        The term "Year 2000 issue" is a general term used to describe the complications that may be caused by existing computer hardware and software that were designed by the respective manufacturers without consideration of the upcoming change in the century. Many computer systems recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. If not corrected, computer systems may fail or create erroneous results causing disruptions of operations.



        The Company's in-house computer systems environment is limited to software and hardware developed by third parties. All of the Company's computer systems, consisting of financial reporting and accounting systems only, were installed in the last two years and management believes such systems are Year 2000 compliant. However, the Company's business is heavily dependent upon the efforts of the Lessee and third parties with whom the Lessee conducts significant business.



        The Lessee relies on information technology ("IT") systems and other systems and facilities such as PBX switches, elevators, heating, ventilation and air conditioning, security, fire and life safety and other environmental systems ("embedded systems") to conduct its business. Both the IT and the embedded systems are subject to the Year 2000 Issue which, if not remedied in time, could have an impact on the operations of the Lessee. The Lessee may also be exposed to risk from third parties with whom the Lessee interacts who fail to adequately address their own Year 2000 issues. Such third parties include franchisors, vendors, suppliers and significant customers.



        To mitigate and minimize the number and seriousness of any disruptions caused by the Year 2000 Issue, the Company and the Lessee have developed and adopted a Year 2000 Compliance Program (the "Compliance Program") which involves the following four phases: assessment, which includes development of an action plan and inventorying of hotel systems, remediation, testing and implementation. With the assistance of outside consultants, site surveys are being performed and all hotel systems will be identified and inventoried and will include information such as the manufacturer or vendor who performed the installation, currently services or maintains each system. The Lessee has begun contacting these vendors to obtain certification relating to their Year 2000 compliance testing. In addition, all parties for building systems that service leased premises, or a facility within leased premises are located and are operated and controlled by or interact with a software program will be identified and contacted. It should be noted that due to the complexity of some of the systems, in many cases, the only way to determine the potential impact of the systems would be to verify the Year 2000 effect with the particular vendor. The assessment phase was completed in February 1999.

STATUS OF PROGRESS IN BECOMING YEAR 2000 COMPLIANT, INCLUDING TIMETABLE FOR COMPLETION OF EACH REMAINING PHASE - HOTEL AND LESSEE SYSTEMS



        Based on the results of the site assessments, the identified IT and embedded systems will be replaced or upgraded. The system upgrades will be prioritized according to their critical importance. Life safety systems and emergency services will take priority in accordance with the steps laid out in the Compliance Program. The various vendors associated with any system replacements or upgrades will be contacted to determine their readiness to deal with these system enhancements. Performance of certain testing by the vendors may be required in several cases to ensure Year 2000 compliance. All vendors, manufacturers, service personnel, consultants, contractors, lessees and lessors will be requested to prepare a letter certifying and warranting that all systems, utilities and services containing time and date-related coding and internal programs, shall continue without interruption beyond December 31, 1999. The implementation will be monitored and managed on a real-time basis to ensure a smooth upgrade of the systems. Completion of the implementation and testing phases for all significant systems is expected by June 30, 1999, with all remediated systems fully tested and implemented by September 30, 1999, with 100% completion targeted for October 31, 1999.



NATURE AND LEVEL OF IMPORTANCE OF THIRD PARTY SYSTEMS AND THEIR EXPOSURE TO THE YEAR 2000



        The Lessee is in the process of surveying its vendors and service providers that are critical to the Lessee's business to determine whether they are Year 2000 compliant. The Lessee expects that these surveys will be completed by the end of the second quarter of 1999, but cannot guarantee that all vendors or service providers will respond to the survey, and therefore the Lessee may not be able to determine Year 2000 compliance of those vendors or service providers. By the end of the second quarter of 1999, the Lessee will determine the extent to which the Lessee will be able to replace those vendors not in compliance. There may be instances in which the Lessee will have no alternative but to remain with non-compliant vendors or service providers. The inability of vendors to complete their Year 2000 resolution process in a timely fashion could materially impact the Company and the Lessee. The effect of compliance by vendors is not determinable.



COST OF ADDRESSING YEAR 2000 ISSUES



        The Company estimates that total cost for the Year 2000 compliance review, evaluation, assessment and remediation efforts should not exceed $1.0 million and will be funded by the Company through its operating cash flows. To date, the costs incurred to address the Year 2000 issue consist primarily of services provided by outside consultants for onsite system surveys and total $163,000 which was expensed by the Company during the first quarter of 1999. The remaining balance is also anticipated to be expended in 1999.



RISKS PRESENTED BY YEAR 2000 ISSUES



        Management of the Company and the Lessee believe they have an effective plan in place to resolve the Year 2000 Issue in a timely manner. As noted above, the Lessee has not yet completed all necessary phases of the Year 2000 program. In the event that the Lessee does not complete any additional phases, the Lessee may encounter system failures associated with third-party vendors such as disruptions in passenger transportation or transportation systems generally, loss of utility and telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and errors or failures in financial transactions or payment processing systems such as credit cards. These disruptions could adversely affect the Company and the Lessee, their businesses and their financial conditions. The Company and the Lessee cannot predict the actual effects of the Year 2000 Issue on their businesses, such effects depend on numerous uncertainties such as whether significant third parties have properly and timely addressed the Year 2000 Issue, and whether broad-based or systemic economic failures may occur. Due to the general uncertainty inherent in the Year 2000 Issue and the Company's and Lessee's dependence on third parties, management is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact.

CONTINGENCY PlAN



        The Lessee is in the process of developing its contingency plan for the systems operated and maintained by the Lessee and the hotels. This is necessary in order to provide for the most likely worst case scenarios regarding Year 2000 compliance. The contingency plan is expected to be completed in 1999.


                                 USE OF PROCEEDS


        The Company will not receive any of the proceeds from the issuance of the Warrants, but will receive all of the proceeds of all shares of Common Stock purchased upon exercise of the Warrants, in an amount per share equal to the exercise price of the Warrant covering the shares purchased. The Company has no specific plans as to use of the proceeds from the exercise of the Warrants, but anticipates using the proceeds for general working capital purposes or to repay indebtedness.


                       DETERMINATION OF THE OFFERING PRICE


        The Warrants were issued to Messrs. Alter and Biederman in consideration for their surrender for cancellation of the SAR Support Options. The exercise price for each Warrant is equal to the exercise price of the SAR Support Option it replaces. The exercise price of each SAR Support Option was the fair market value of the Common Stock on the date of grant of such option. The following table summarizes the grant dates and exercise prices for both the Warrants and SAR Support Options.



                               SAR SUPPORT OPTIONS


                                               NUMBER OF         EXERCISE
                               GRANT DATE       OPTION           PRICE PER         GRANT DATE
                               OF OPTIONS       SHARES             SHARE           OF WARRANTS
                               ----------      ---------         ---------         -----------
Robert A. Alter                 08/10/95         130,000            $9.50            09/25/98
                                07/16/96          83,600           $10.50            09/25/98
                                10/27/97          24,000           $16.63            09/25/98
                                01/16/98         120,000           $16.25            09/25/98
                                             ============
                                                 357,600
                                             ============

Charles L. Biederman            08/10/95          10,680            $9.50            09/25/98
                                03/12/96          26,000            $9.88            09/25/98
                                07/16/96          16,720           $10.50            09/25/98
                                10/27/97           6,000           $16.63            09/25/98
                                01/16/98          30,000           $16.25            09/25/98
                                             ============
                                                  89,400
                                             ============

                              SELLING SHAREHOLDERS


        Because the Warrants are to be assigned by Messrs. Alter and Biederman to the employees of the Lessee prior to their becoming exercisable, the issuance of the Warrants will not alter the beneficial ownership interest of Messrs. Alter and Biederman.



        Following surrender by the Lessee's employees of the SARs, the Warrants will be assigned by Messrs. Alter and Biederman in whole or in part to approximately 96 of the Lessee's employees. The names of such individuals, the number of Warrant Shares assigned to each such individual and the number of shares of Common Stock retained by each such individual after the assignment of the Warrants will be incorporated into this Prospectus pursuant to a post-effective amendment to the Form S-3 Registration Statement pursuant to which this Prospectus is filed with the Securities and Exchange Commission and each such individual, together with Messrs. Alter and Biederman, will be considered a "Selling Shareholder" for purposes of this Prospectus.


        Mr. Alter has served as President, Secretary, Chief Executive Officer and Chairman of the Board of Directors of the Company since August 1994. From 1990 until August 1995, Mr. Alter served as President of the Management Company, which currently manages all of the hotels owned by the Company. Mr. Alter is the sole shareholder of the Management Company. Mr. Alter also serves as chairman of the board of directors of both the Management Company and the Lessee.

        Mr. Biederman has served as Executive Vice President and director of the Company since September 1994.

        The Lessee is owned by Mr. Alter (80%) and Mr. Biederman (20%).


            DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND WARRANTS


        The following summary description of Common Stock of the Company is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Articles of Incorporation and Bylaws of the Company (and any amendments or supplements thereto) which are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

GENERAL


        The Articles of Incorporation of the Company provide that the Company may issue up to 160,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of April 30, 1999, (i) 37,572,263 shares of Common Stock were issued and outstanding, (ii) 1,000,000 shares of Common Stock were reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, (iii) 2,400,000 shares of Common Stock were reserved for issuance under the Company's 1994 Stock Incentive Plan, (iv) 150,000 shares of Common Stock were reserved for issuance under the 1994 Directors Plan, (v) 1,699,605 shares of Common Stock were reserved for issuance upon the conversion of Preferred Stock, and partnership units into Common Stock, and (vi) 39,694,871 shares of Common Stock were reserved for issuance upon the conversion of units into Common Stock (each Unit is convertible into one share of Common Stock at the Unitholder's election), and (vii) 17,042 shares of Common Stock were reserved for issuance upon the conversion of warrants or for other purposes. As of April 30, 1999, 250,000 shares of Preferred Stock were issued and outstanding.



        The following description sets forth certain general terms and provisions of the Common Stock including Common Stock issuable upon the exercise of Warrants issued by the Company. The Common Stock is listed on the NYSE under the symbol "SSI." ChaseMellon Shareholder Services LLC is the Company's registrar and transfer agent for the Common Stock and Partnership Stock.


COMMON STOCK

        Subject to the preferential rights of any other shares, series or class of shares of capital stock that may from time to time come into existence, and to the provisions of the Company's Articles of Incorporation regarding owning shares in excess of the Ownership Limitation holders of Common Stock will be entitled to receive dividends on such Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.


        Holders of the Company's Common Stock can elect to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") and have all or part of their dividends reinvested in additional shares of Common Stock. Participants in the Plan can also purchase additional shares of Common Stock with cash (subject to certain limitations). The terms of the Plan are described in a separate prospectus which may be obtained by calling the Plan administrator, Mellon Bank, N.A., at (888) 261-6776.

        Subject to the provisions of the Articles of Incorporation regarding owning shares in excess of the Ownership Limitation, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of stock, the holders of such shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors.

        Holders of Common Stock have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company, nor do they have any preference, appraisal or exchange rights.

        Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to classify and reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock or classes or series of Preferred Stock to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by Articles Supplementary to the Company's Articles of Incorporation relating to such class or series.

PREFERRED STOCK

        Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to issue, from the 10,000,000 authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. As of the date of this Prospectus, 250,000 shares of Preferred Stock are outstanding. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction in which holders of shares of Common Stock might receive a premium for such shares over the market price.

7.9% Class A Cumulative Convertible Preferred Stock

        In connection with a portfolio acquisition, the Company issued 250,000 shares of its newly designated 7.9% Class A Cumulative Convertible Preferred Stock (the "Class A Shares"). The holders of the Class A Shares are entitled to one vote for each share of Common Stock into which such holder's Class A Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holders of Class A Shares are entitled to vote, together with holders of Common Stock as a single class. Subject to preferences that may be applicable to any future class of Preferred Stock, the holders of Class A Shares are entitled to receive, ratably, a dividend equal to the greater of (i) 7.9% per share per annum or (ii) the percentage dividend that would be paid on the Common Stock into which the Preferred Stock is convertible. In the event of a liquidation, dissolution or winding up of the Company, subject to the rights of future classes of Preferred Stock, the holders of Class A Shares are entitled to receive, prior and in preference to the holders of Common Stock, an amount per share equal to $100.00 for each outstanding Class A Share, plus accrued and unpaid dividends. The Class A Shares have no preemptive rights.

        Each Class A Share is convertible at the option of the holder at any time into a number of shares of Common Stock that is equal to the quotient obtained by dividing $100 by $14.7093, subject to adjustment for stock splits, stock dividends, recapitalization and the like. On or at any time after the fifth anniversary of issuance of the Class A Shares, the Company may, at its option, redeem the Class A Shares in whole or in part by paying an amount equal to the redemption percentage of $100.00 per share then in effect (as adjusted for any stock dividends, combinations or splits), plus all accrued but unpaid dividends on such shares. The redemption percentage declines one percent per year, from 105% to par commencing in 2002. There are no sinking fund provisions applicable to the Class A Shares. All outstanding Class A Shares will, upon issuance, be fully paid and non-assessable.

Terms of Future Classes of Preferred Stock

        The terms of any future class or series of Preferred Stock which may be issued will be set forth in Articles Supplementary to the Company's Articles of Incorporation which will be filed with the Maryland Department of Assessments and Taxation and as an exhibit to (or incorporated by reference in) a report filed with the Commission in connection with the Company's Exchange Act reporting obligations.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK OR PREFERRED STOCK


        The following is a description of the restrictions on ownership of the Common Stock and Preferred Stock. Such description is, and will be, qualified in its entirety by any supplements to the Articles of Incorporation or Bylaws filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.



        For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "United States Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Partnership from the Lessee would not qualify as rents from real property, which would result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in the Lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Federal Income Taxation of the Company - Income Tests" elsewhere in this Prospectus.


        Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock (the "Ownership Limitation"). The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of Preferred Stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of Preferred Stock, and thus subject such shares to the Ownership Limitation provisions of the Articles of Incorporation. The Ownership Limitation also prohibits any transfer of Common Stock or Preferred Stock that would (i) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

        Subject to certain exceptions described below, any purported transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common Stock or Preferred Stock in excess of the Ownership Limitation, (ii) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) the Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a Trust (the "Share Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Share Trust for designation in the name of a trustee to be designated by the Company (the "Share Trustee"). The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

        Shares-in-Trust will remain issued and outstanding Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

        The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) for which the record date was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the market price (based on a five day trading average) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

        The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

        Any person who acquires or attempts to acquire Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

        All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

        The Ownership Limitation generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the shareholders of the Company, determines to terminate its status as a REIT.

        The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limitation would require an amendment to the Articles of Incorporation. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of delaying, deferring, discouraging or preventing a transaction or a change in control of the Company without the approval of the Board of Directors.

        Any certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

                                    WARRANTS


        The Warrants will be evidenced by a Warrant Agreement. The Warrants may be exercised in part or in full after they are assigned by Messrs. Alter and Biederman to the Lessee's employees who surrender SARs. The shares purchased are subject to repurchase by Messrs. Alter and Biederman at the Warrant exercise price if the employee's service with the Lessee terminates prior to vesting in the Warrant Shares. The repurchase right will lapse, and the employee will vest in installments over the employee's continued service with the Lessee, all as set forth more specifically in the Warrant assignment agreement governing the assignment of the Warrants to the employees. The Warrants may be exercised upon written notice by the holder to the Company's transfer agent, ChaseMellon Shareholders Services, LLC, on or prior to September 24, 2003, accompanied by payment of the Warrant exercise price for the number of shares with respect to which the Warrants are being exercised. Payment of the exercise price may be made in cash, certified or bank check payable to the order of the Company, the delivery of shares of Common Stock which have been held for the requisite period to avoid a charge to the Company's earnings for financial reporting purposes (generally six (6) months) or, to the extent the purchased Warrant Shares are vested and no longer subject to repurchase by Mr. Alter or Mr. Biederman as assignor of the Warrant, through a cashless exercise program pursuant to which the holder may direct the immediate sale of the Warrant Shares on the open market and payment to the Company out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price payable for the Warrant Shares and all applicable withholding taxes. The shares of Common Stock to be issued upon exercise of these Warrants and payment in accordance with the terms thereof will be fully paid and nonassessable.



        The Warrants will become exercisable thirteen (13) months after the September 25, 1998 date of issuance and will be transferrable by Messrs. Alter and Biederman only to those employees of the Lessee who currently hold outstanding SARs and agree to surrender such SARs in exchange for an assignment of the Warrants. No further assignment of the Warrants will be permitted by the Lessee's employees. Each Warrant entitles the registered holder to purchase one share of Common Stock at any time prior to 5:00 p.m. California time on September 24, 2003.

The Exercise Price for the Warrants vary according to the schedule set forth below:


                      NUMBER OF WARRANT SHARES              EXERCISE PRICE
                      ------------------------              --------------
                               140,680                           $9.50
                                26,000                           $9.88
                               100,320                          $10.50
                                30,000                          $16.63
                               150,000                          $16.25



        The exercise price of the Warrants assigned to each employee of the Lessee is intended as closely as possible to match the exercise price of the SARs held by such employee that are being surrendered. There is no assurance, however, that the exercise price of the Warrants will match the exercise price of the SARs for each employee, as the exercise price of the Warrants, when they were issued, was not tied to the SAR exercise price, but the exercise price of the SAR Support Options originally granted to Messrs. Alter and Biederman.



        The Warrants provide for adjustment of the Exercise Price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of stock dividends, stock splits, combinations or reclassifications of the Common Stock.

        The Warrants do not confer upon the holders any voting or other rights of a shareholder of the Company. The Company has authorized the issuance of the Warrants and reserved sufficient shares of Common Stock for issuance upon exercise of the Warrants.

                       CERTAIN PROVISIONS OF MARYLAND LAW
            AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

        The following summary of certain provisions of Maryland law and of the Articles of Incorporation and Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to Maryland law and the Articles of Incorporation and Bylaws of the Company (and any amendments and supplements thereto) which are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

        The provisions in the Articles of Incorporation regarding the Ownership Limitation and the classification of the Board of Directors, the business combination provisions of the Maryland General Corporation Law ("MGCL"), the control shares acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of delaying, deferring, discouraging or preventing a transaction or a change in control of the Company in which holders of some, or a majority, of the capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. Certain significant provisions which might have this effect are described below.

CLASSIFICATION OF THE BOARD OF DIRECTORS

        The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three nor more than nine. The directors may increase the number of directors by a vote of a least 80% of the members of the Board of Directors, provided that the number of directors shall never be less than the number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any vacancy will be filled, including a vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

        Pursuant to the Articles of Incorporation the Board of Directors will be divided into three classes of directors. As the term of each class expires, directors in that class will be elected by the shareholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Shareholders will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock present in person or by proxy at such meeting will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

        The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS

        The Articles of Incorporation provide that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude shareholders from removing incumbent directors except upon the existence of a substantial affirmative vote and by filling the vacancies created by such removal with their own nominees upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        The Articles of Incorporation and Bylaws limit the liability of the Company's directors and officers for money damages to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for monetary damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action, as adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

        The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Company's Articles of Incorporation and Bylaws also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL generally permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company. Indemnification under the provisions of the MGCL is not deemed exclusive to any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Articles of Incorporation or Bylaws, or under resolutions of shareholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, such corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with certain officers and directors of the Company, and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons and any other business combination which may arise in connection with the Company formation transactions generally.

CONTROL SHARE ACQUISITIONS

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of a corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third
(ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of a corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, a corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of a corporation.

        The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock or Preferred Stock. There can be no assurance that such provision will not be amended or eliminated in the future.

AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

The Articles of Incorporation may only be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Articles of Incorporation requiring a majority of the directors to be independent directors or provisions of the Articles of Incorporation relative to the classification of the Company's Board of Directors into three classes, removal of directors, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would terminate the Company's status as a REIT for tax purposes, may not be amended, altered, changed or repealed without the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the Company's shareholders to adopt, alter or repeal the Bylaws, the Bylaws may be amended by the Board of Directors, except for provisions of the Bylaws relating to the sale of certain hotels and transactions involving the Company in which an advisor, director or officer has an interest, which may be altered or repealed only upon the vote of shareholders holding at least two-thirds of the outstanding shares of stock entitled to vote generally in the election of directors.

DISSOLUTION OF THE COMPANY

Pursuant to the Articles of Incorporation, the dissolution of the Company must be approved and advised by the Board of Directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

OPERATIONS

        The Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of 50% of the Company's investment in hotels at cost, and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

                        FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Warrants and Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular holders of the Warrants and Common Stock in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

        This discussion as to tax consequences is based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

        EACH PROSPECTIVE HOLDER OF WARRANTS AND COMMON STOCK IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE WARRANTS AND COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF ASSIGNEES OF WARRANTS


        No taxable income will be recognized by an employee of the Lessee upon assignment to him or her by Mr. Alter or Biederman of a Warrant or upon the surrender by such individual to the Lessee of his or her outstanding SARs. Following assignment of the Warrant, for purposes of taxation of the assignee, the Warrant will be treated as if issued by the Lessee. Accordingly, the assignee will in general recognize ordinary income, in the year in which the Warrant is exercised, equal to the excess of the fair market value of the purchased shares of Common Stock on the exercise date, over the Warrant exercise price paid for those shares, and the assignee will be required to satisfy the tax withholding requirements with respect to such income.



        If the shares of Common Stock acquired upon exercise of the assigned Warrant are subject to repurchase by Mr. Alter or Mr. Biederman in the event of the assignee's termination of service with the Lessee prior to vesting in those shares, then the assignee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when such repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the warrant exercise price paid for the shares. The assignee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the Warrant an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the warrant exercise price paid for such shares. If the Section 83(b) election is made within thirty (30) days of exercising the Warrant for unvested shares, the assignee will not recognize any additional income as and when the repurchase right lapses.


        Upon the sale by the assignee of the Warrant Shares, the assignee will recognize capital gain equal to the excess of (i) the amount realized upon such sale over (ii) the fair market value of such shares at the time the assignee recognized the ordinary income with respect to their acquisition. A capital loss will result if the amount realized upon the sale is less than such fair market value.

        The capital gain holding period for vested Warrant Shares will start at the time the Warrant is exercised for those shares. If unvested Warrant Shares are purchased, subject to repurchase by Messrs. Alter and Biederman, the holding period will start either (i) at the time the Warrant Shares vest, if no Section 83(b) election is made at the time of exercise, or (ii) at the time the Warrant Shares are exercised if the Section 83(b) election is within thirty (30) days after the Warrant exercise date.

TAXATION OF THE COMPANY

        The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for each of its taxable years ended since December 31, 1995. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet, on a continuing basis, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operations have or will satisfy all of the requirements for qualification as a REIT.

        The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.


        Assuming the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Furthermore, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then the Company would be taxable to the extent of such asset's "built-in-gain." Such taxation of the Company on "built-in gains" will be applicable to gain on the disposition of assets which were received by the Company in 1997 upon the liquidation of Kahler Realty Corporation and its subsidiaries.


Requirements for Qualification Earnings and Profits



        In order to maintain REIT status, the Company was required to distribute any earnings and profits that it acquired as a result of the acquisition of Kahler Realty Corporation (the "Kahler Acquisition") on or before December 31, 1997. In connection with the Kahler Acquisition, the Company received a certification from the auditors for Kahler Realty Corporation ("Kahler") that, subject to certain assumptions set forth therein, the pre-acquisition earnings and profits of Kahler were $28.5 million (not considering the cash distribution described immediately below), and the Company's auditors have reviewed and approved this certification and the workpapers of Kahler's auditors. This certification is not binding on the IRS, and there can be no assurance that it will not be successfully challenged.




        Immediately prior to the Kahler Acquisition, Kahler made a $28.75 million distribution to its shareholders The Company received a private letter ruling from the IRS confirming that Kahler's pre-acquisition distribution was treated as a "dividend" for tax purposes, and thus reduced Kahler's pre-acquisition earnings and profits by the amount of the distribution.

        Based on the IRS's ruling and the certificates from Kahler's and the Company's auditors, the Company anticipates that it had no non-REIT earnings and profits as of the end of its 1997 taxable year. In the event, however, that the Company had any such non-REIT earnings and profits, it would be disqualified as a REIT in 1997 and thereafter.

Other Requirements


        The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Company's Articles of Incorporation provide for restrictions regarding transfer of the Company's stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. See "Description of Common Stock, Preferred Stock and Warrants -- Restrictions on Ownership of Common Stock or Preferred Stock."


        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT as in the partnership for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, assuming the Partnership is classified as a partnership rather than as a corporation for tax purposes, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

Income Tests

        In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, in taxable years through 1997, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The 30% test does not apply for taxable years after 1997. The specific application of these tests to the Company is discussed below.

        Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

        Pursuant to percentage leases (the "Percentage Leases"), Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee") has leased from the Partnership the land, buildings, improvements, furnishings and equipment comprising the hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership (i) the greater of base rent ("Base Rent") or percentage rent ("Percentage Rent," and with Base Rent, collectively, the "Rents") and (ii) certain other additional charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the room revenues for each of the hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each calendar year based on the change in the CPI during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly. In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

        While the Company believes that the Percentage Leases should be treated as true leases for tax purposes, investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Percentage Leases were recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

        As stated above, in order for the Rents to constitute "rents from real property," the Rents attributable to personal property leased in connection with the lease of the real properties comprising a hotel must not be greater than 15% of the Rents received under the Percentage Lease. The portion of the Rents attributable to the personal property in a hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company has determined that the amount of any Rent attributable to personal property and not qualifying as "rents from real property" has not and will not be of a significant magnitude (together with other disqualified income) to cause the Company to fail the 95% gross income test or 75% gross income test as described above. In addition, Ernst & Young LLP has provided an analysis confirming this representation. There can be no firm assurance, however, that the amount of the Company's gross income not qualifying as "rents from real property" under the 15% adjusted basis ratio test described above will not be of a sufficient magnitude to cause the Company to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

        Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. The Company has and will structure all of its Percentage Leases in such a manner that (i) the Percentage Rent will be based at all times on revenues from the hotels that are established in the Percentage Leases, (ii) the Percentage Rent will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) the Percentage Leases and the Percentage Rent will conform with normal business practice. Furthermore, with respect to other hotels that the Company acquires in the future, the Company will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above). In the event that it were to be determined that any of the foregoing requirements relating to the Company's Percentage Ratio were not satisfied, the Company could fail or cease to qualify as a REIT.



        A further requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares of the Lessee owned, directly or indirectly, by or for such person. The Company has not and will not at any time directly or indirectly own any stock of the Lessee. However, because Mr. Alter and Mr. Biederman each owns more than 10% of the stock of the Lessee, the Company would be deemed to own more than 10% of the stock of the Lessee if either Mr. Alter or Mr. Biederman at any time owns, directly, indirectly or constructively, 10% or more in value of the shares of the Company's stock. The Partnership Agreement provides restrictions which prevent any person from owning, directly or constructively, more than 9.8% of the Company. Thus, neither Mr. Alter nor Mr. Biederman will ever be entitled to acquire a 10% interest in the Company, and the Company should never own, directly or constructively, 10% of more of the Lessee. Furthermore, the Company has represented that it will not at any time rent any property to a related party tenant.



        A further requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the Lessee (or tenants of the hotels), or manage or operate the hotels or any leased properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor the Partnership will be performing any services other than customary ones for the Lessee. The Company has also represented that with respect to other hotels that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property and will not be managing or operating such hotels. As described above, if the Percentage Leases were recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render nonqualifying services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

        If the Rents from a hotel do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents from that hotel that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. The Company would lose its REIT status in this event only if the Rents attributable to personal property in all of its hotels (plus any other nonqualifying income) during a taxable year exceed 5% of the Company's gross income during the year. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of the Lessee, (ii) the Company owns, directly or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the Lessee or tenants of the hotels, or manages or operates the hotels other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

        In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts paid by the Partnership to third parties that the Lessee is obligated to bear or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

        Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT for taxable years through 1997. In addition, the net income from that transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company and the Partnership believe that no asset owned by the Company or the Partnership has or will be held for sale to customers in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" will depend, however, on the facts and circumstances from time to time. The Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

        If the Lessee defaults on its obligations under a Percentage Lease for a hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a qualifying replacement lessee for such hotel within 90 days of such termination, gross income from hotel operations conducted by the Company from such hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

        If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the amount by which it fails the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test, which was applicable for taxable years through 1997.

Asset Tests

        The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

        For purposes of the asset requirements, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its partnership interest in the Partnership, assuming that the Partnership is treated as a partnership and not as a corporation for tax purposes. The Company has represented that at all times since the commencement of its taxable year ended December 31, 1995, (i) at least 75% of the value of its total assets were represented by assets qualifying under the 75% asset test, and (ii) it has not owned any securities that do not satisfy the 75% asset test. The Company has represented that it has not and will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets in a way that would cause it to violate the asset tests for REIT status.

Distribution Requirements


        The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income"(computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. For its taxable years through December 31, 1998, the Company has made distributions sufficient to satisfy the foregoing distribution requirements. The Company intends in the future to make timely distributions sufficient to satisfy all annual distribution requirements in 1999 and thereafter. However, there can be no assurance that the Company will at all times have sufficient available cash to satisfy such distribution requirements.


Recordkeeping Requirement


        Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied with these requirements on a timely basis for its taxable years through December 31, 1998 and intends to comply with such requirements in the future. For taxable years through 1997, the penalty for failure to obtain information as to actual ownership was disqualification as a REIT. For 1998 and thereafter, monetary penalties of up to $50,000 apply.


Anti-Abuse Regulations

        The Treasury Regulations authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate (the "Anti-Abuse Regulations"). The Anti-Abuse Regulations apply where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions of the Code. The Company does not believe that the Anti-Abuse Regulations will have any adverse impact on the Company's ability to qualify as a REIT. However, because the Anti-Abuse Regulations are extremely broad in scope and would be applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not successfully apply the Anti-Abuse Regulations to the Company.

FAILURE TO QUALIFY

        If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

        As long as the Company qualifies as a REIT, distributions made to the Company's taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares of Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as capital gain assuming the shares of Common Stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.


        A Company shareholder at the close of the taxable year must include, in computing his or her long-term capital gains for his or her taxable year in which the last day of the Company's taxable year falls, the amount (if any) of undistributed net capital gains of the Company that the Company designates by written notice to the shareholder ("Designated Retained Capital Gains"). The shareholder will be deemed to have paid his or her share of the taxes paid by the Company on the Designated Retained Capital Gains. The shareholder's basis in the Company's shares will be increased by the amount of the Designated Retained Capital Gains in excess of the taxes deemed paid by the shareholder.


        Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of Common Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

        In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as capital gain or loss. In the case of individuals, the maximum rate of federal income tax applicable to capital gains is 20% in the case of assets held for more than one year. No preferential rate of capital gains tax applies in the case of corporations. Any loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company and Designated Retained Capital Gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the shares of Common Stock may be disallowed if the shares of Common Stock are purchased within 30 days before or after the disposition.

OTHER TAX CONSEQUENCES

State or Local Taxes

        The Company, the Partnership, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside.

The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

Dividend Reinvestment Program

        Under the Company's Dividend Reinvestment and Stock Purchase Plan, shareholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such shareholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating shareholders and will retain the character and tax effect applicable to distributions from the Company generally. See "-- Taxation of Shareholders." Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to the gross amount of the deemed distribution.

TAX ASPECTS OF THE PARTNERSHIP

Classification as a Partnership

        The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as association taxable as a corporation. No assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes.

        Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the partners to dispose of their Units.

        The Treasury Department has issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if
(x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Furthermore, pursuant to Notice 88-75 issued by the IRS, through the year 2005, an existing partnership may qualify for non-publicly traded status if it has less than 500 partners (looking through to the ultimate owners in the case of flow-through entities), does not issue any Units registered under the Securities Act and does not enter into a substantial new line of business.

        The Partnership currently has less than 100 actual partners and less than 500 partners calculated on a "lookthrough" basis. The Partnership has not issued any Units required to be registered under the Securities Act. Thus, the Partnership presently qualifies for the safe harbors provided in Notice 88-75 and the PTP Regulations. However, there is no assurance that the Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.

        Even if the Partnership were ever to be classified as a publicly traded partnership, it would nevertheless be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property). The Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. Among other things, this will require that any shareholder of the Lessee who owns at least 10% of the stock of the Lessee must own less than a 5% interest in the Partnership in the particular taxable year. The Company anticipates that if the Partnership is ever treated as a publicly traded partnership, it will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter.




        If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. Thus the Company would be subject to tax as a regular corporation and would not receive a deduction for dividends paid to its shareholders. See "-- Taxation of the Company -- Income Tests" and "-- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.


Income Taxation of the Partnership and Its Partners


        The following discussion assumes that the Partnership will at all times be treated as a partnership for federal income tax purposes.


        Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

        Tax Allocations With Respect to Contributed Properties. Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining certain reasonable allocation methods.

        Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent required under Code Section 704(c). In addition, gain on sale of a hotel will be specially allocated to the Partners who contributed the hotel to the Partnership to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

        Basis in Partnership Interest. The Company's adjusted tax basis in its Partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company (including deemed distributions as a result of reductions in the Company's allocable share of indebtedness of the Partnership).

        Treatment of Partnership Distributions. Partnership distributions to the Company will not generally constitute taxable distributions. However, to the extent that Partnership distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis in its Partnership interest, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as capital gain.

        Sale of the Partnership's Property. Generally, any taxable gain realized by the Partnership on the sale of property by the Partnership will be capital gain or gain described in Section 1231 of the Code, except for any portion of such gain that is treated as depreciation or cost recovery recapture or attributable to inventory or property held for sale to customers in the ordinary course of business. Any taxable gain recognized by the Partnership on the disposition of any hotels originally contributed to the Partnership by the Partners will generally be allocated first to the contributing Partners under
Section 704(c) of the Code to the extent of their "built-in gain" on those hotels for federal income tax purposes. Any remaining taxable gain recognized by the Partnership on the disposition of the hotels will generally be allocated among the partners in accordance with their respective percentage interests in the Partnership.


        The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business. See "-- Taxation of the Company -- Income Tests."


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

        The Company will report to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company.

                              PLAN OF DISTRIBUTION


        The Warrants have been offered by the Company solely to Messrs. Alter and Biederman, who have received, respectively, 357,600 Warrants and 89,400 Warrants in exchange for their surrender of options to purchase the same number of shares of Common stock previously granted by the Company. Messrs. Alter and Biederman intend to assign the Warrants to certain employees who participated in the SAR Plan adopted by the Lessee. Each of the SAR holders will be asked to agree to cancel his or her SARs in exchange for an assignment from Messrs. Alter and Biederman of the Warrants.



        The Company is registering the Warrants and the Warrant Shares on behalf of Messrs. Alter and Biederman, the employees of the Lessee to whom the Warrants may subsequently be assigned (and who, following such assignment, shall be incorporated into this Prospectus as a named Selling Shareholder pursuant to a post-effective amendment to the Form S-3 Registration Statement pursuant to which this Prospectus is filed with the Securities and Exchange Commission) and all donees and pledgees selling shares received from a Selling Shareholder after the date of this prospectus. All such individuals are hereinafter collectively referred to as the "Selling Shareholders." There will be no compensation paid to any broker or dealer in connection with the distribution of the Warrants.



        All costs, expenses and fees in connection with the registration of the Warrants and Warrant Shares offered hereby will be borne by the Lessee. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Warrant Shares will be borne by the Selling Shareholders. Sales of Warrant Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Warrant Shares, through short sales of Warrant Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Warrant Shares by the Selling Shareholders.


        The Selling Shareholders may effect such transactions by selling Warrant Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Warrant Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Selling Shareholders and any broker-dealers that act in connection with the sale of Warrant Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Warrant Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Warrant Shares against certain liabilities, including liabilities arising under the Securities Act.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling Shareholders also may resell all or a portion of the Warrant Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Warrant Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Warrant Shares involved,
(iii) the price at which such Warrant Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

                                  LEGAL MATTERS


       The validity of the Offered Securities will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Irvine, California. In rendering its opinions, Brobeck, Phleger & Harrison LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Roger Cohen, a partner at Brobeck, Phleger & Harrison LLP, is Assistant Secretary of the Company and owns 3,560 shares of Common Stock and has been granted options to purchase 4,500 shares of Common Stock. In addition, the description of federal income tax consequences contained in the section of this Prospectus entitled "Federal Income Tax Considerations" and certain federal income tax matters pertaining to the Company's status as a REIT will be based on the opinion of the Company's tax advisor.


                                     EXPERTS


        The consolidated financial statements of Sunstone Hotel Investors, Inc. at December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 and the consolidated financial statements of Sunstone Hotel Properties, Inc. at December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998, all appearing in Sunstone Hotel Investors, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, and the consolidated statements of operations, stockholders' equity and cash flows of Sunstone Hotel Investors, Inc. for the year ended December 31, 1996, and the statements of operations, stockholders' deficit and cash flows of Sunstone Hotel Properties, Inc. for the year ended December 31, 1996, all appearing in Sunstone Hotel Investors, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

======================================    ======================================



NO PERSONS HAVE BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR            SUNSTONE HOTEL INVESTORS, INC.
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY            447,000 WARRANTS TO PURCHASE
SECURITIES OTHER THAN THOSE TO WHICH                   COMMON STOCK
IT RELATES, OR AN OFFER OR
SOLICITATION WITH RESPECT TO THOSE
SECURITIES TO WHICH IT RELATES TO             447,000 SHARES OF COMMON STOCK
ANY PERSONS IN ANY JURISDICTION
WHERE SUCH OFFER OR SOLICITATION
WOULD BE UNLAWFUL. THE DELIVERY OF
THIS PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION CONTAINED
OR INCORPORATED BY REFERENCE HEREIN
AT ITS DATE IS CORRECT AS OF ANY
TIME SUBSEQUENT TO ITS DATE.



      -------------------------                    --------------------



          TABLE OF CONTENTS                             PROSPECTUS




                                                   --------------------


                                  PAGE
                                  ----
Available Information.............  2
Incorporation of Certain
  Information by Reference........  3
Prospectus Summary................  4
Recent Developments...............  6
Risk Factors......................  6
Year 2000 Issue................... 14
Use of Proceeds................... 16
Description of Common Stock,
  Preferred Stock and Warrants.... 17
Certain Provisions of Maryland
  Law and of the Company's
  Articles of Incorporation
  and Bylaws...................... 23                 MAY __, 1999
Federal Income Tax
  Considerations.................. 26
Plan of Distribution.............. 37
Legal Matters..................... 38
Experts........................... 38







======================================    ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES

        The estimated expenses in connection with the Offered Shares are as follows:


                                                                          Amount Paid
                                                                         Or To Be Paid
                                                                         -------------
SEC Registration fee....................................................    $ 1,647
New York Stock Exchange listing fees....................................          0
Legal fees and expenses.................................................     35,000
Accounting fees and expenses............................................     15,000
Transfer Agent and Registrar ...........................................      1,000
Printer fees ...........................................................      2,000
Miscellaneous ..........................................................      2,000
                                                                            -------
        Total ..........................................................    $56,647
                                                                            =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.


        The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company. The Company has entered into indemnification agreements with each of its directors and executive officers. In addition, the Company maintains a directors' and officers' liability policy.


        The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

ITEM 16. EXHIBITS


   Exhibit No.  Description
   -----------  -----------
        3.1     Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of
                Maryland on November 9, 1994. Filed as Exhibit 3.1 to the
                Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

        3.2     Bylaws of the Company, as currently in effect.

        3.3     Articles of Amendment of the Company, as filed with the State
                Department of Assessments and Taxation of Maryland on June 19,
                1995. Filed as Exhibit 3.3 to the Company's Registration
                Statement No. 33-84346 and incorporated herein by this reference.

        3.4     Certificate of Articles Supplementary, as filed with the State
                Department of Assessments and Taxation of Maryland on October
                14, 1997, designating the rights, preferences and privileges of the 7.9% Class A Cumulative Preferred Stock. Filed as Exhibit to
                Exhibit 10.1 to the Company's Report on Form 8-K dated August
                13, 1997 and incorporated herein by reference.

        3.5 Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on April 22, 1998.

        4.1     See exhibits 3.1, 3.2, 3.3, 3.4, and 3.5.

        4.2*    Form of Warrant Agreement for Purchase of Common Stock.

        5.1* Opinion of Brobeck, Phleger & Harrison LLP as to legality of securities being registered.

        5.2*    Opinion of Ballard Spahr Andrews & Ingersoll as to Maryland law.

        8.1*    Opinion of Brobeck, Phleger & Harrison LLP.

        23.1*   Consent of Ernst & Young LLP.

        23.2*   Consent of PricewaterhouseCoopers LLP.

        23.3 Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.2).

        23.4 Consent of Brobeck, Phleger & Harrison LLP (Included with opinion filed as Exhibit 5.1).

        24.1    Power of Attorney (included in signature page on page II-4).



-----------------


*       Filed herewith.

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                Provided, however, that paragraphs (i) and (ii) do not apply if the information is required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on May 27, 1999.


                                        SUNSTONE HOTEL INVESTORS, INC.


                                        By: /S/ ROBERT A. ALTER
                                           -------------------------------------
                                           Robert A. Alter
                                           President, Secretary
                                           and Chairman of the Board of
                                           Directors



        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



SIGNATURE                          TITLE                                     DATE
---------                          -----                                     ----
*                                  President, Secretary and Chairman of      May 27, 1999
-------------------------------    the Board of Directors (Principal
Robert A. Alter                    Executive Officer)


/s/ R. TERRENCE CROWLEY            Chief Operating Officer                   May 27, 1999
-------------------------------    (Principal Financial and Accounting
R. Terrence Crowley                Officer)



*                                  Executive Vice President and Director     May 27, 1999
-------------------------------
Charles L. Biederman


*                                  Director                                  May 27, 1999
-------------------------------
H. Raymond Bingham


                                   Director                                  May 27, 1999
-------------------------------
C. Robert Enever


                                   Director                                  May 27, 1999
-------------------------------
Laurence S. Geller


*                                  Director                                  May 27, 1999
-------------------------------
Fredric H. Gould


                                   Director                                  May 27, 1999
-------------------------------
Paul D. Kazilionis


*                                  Director                                  May 27, 1999
-------------------------------
David Lambert


*                                  Director                                  May 27, 1999
-------------------------------
Edward H. Sondker


/s/ ROBERT A. ALTER
-------------------------------
By *Robert Alter, as
Attorney-in-Fact

                                  EXHIBIT INDEX



                                                                                  SEQUENTIALLY
      EXHIBIT                                                                       NUMBERED
        NO.     DESCRIPTION                                                           PAGE
      ------    -----------                                                       -----------


        3.1 Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on November 9, 1994. Filed as Exhibit 3.1 to the
                Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

        3.2     Bylaws of the Company, as currently in effect.

        3.3     Articles of Amendment of the Company, as filed with the State
                Department of Assessments and Taxation of Maryland on June 19,
                1995. Filed as Exhibit 3.3 to the Company's Registration
                Statement No. 33-84346 and incorporated herein by this reference.

        3.4     Certificate of Articles Supplementary, as filed with the State
                Department of Assessments and Taxation of Maryland on October
                14, 1997, designating the rights, preferences and privileges of the 7.9% Class A Cumulative Preferred Stock. Filed as Exhibit to
                Exhibit 10.1 to the Company's Report on Form 8-K dated August
                13, 1997 and incorporated herein by reference.

        3.5 Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on April 22, 1998.

        4.1     See items 3.1, 3.2, 3.3, 3.4. and 3.5.

        4.2*    Form of Warrant Agreement for Purchase of Common Stock.

        5.1* Opinion of Brobeck, Phleger & Harrison LLP as to legality of shares being registered.

        5.2*    Opinion of Ballard Spahr Andrews & Ingersoll as to Maryland law.

        8.1*    Opinion of Brobeck, Phleger & Harrison LLP.

        23.1*   Consent of Ernst & Young LLP.

        23.2*   Consent of PricewaterhouseCoopers LLP.

        23.3 Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.2).

        23.4 Consent of Brobeck, Phleger & Harrison LLP (Included with opinion filed as Exhibit 5.1).

        24.1    Power of Attorney (included in signature page on page II-4).


-----------------------------

*       Filed herewith.